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                                                                   EXHIBIT 10.49
                            LETTER OF UNDERSTANDING


     This Letter of Understanding is entered into the 11/th/ day of November 2000 between Insynq, Inc., a Delaware corporation ("Insynq") and Bridge 21, Inc., a Wyoming Corporation ("Bridge"). The parties wish to establish a long-term relationship providing services, marketing and sales to further their relationship.

     WHEREAS, Insynq is an Application Service Provider ("ASP") based in Tacoma, Washington, and listed on the Nasdaq Bulletin Board under the symbol "ISNQ;" and

     WHEREAS, Bridge is a provider of QuickBooks training, account sales and marketing program in the accounting field using a seminar approach throughout the USA; and

     WHEREAS, the parties believe that it is to the benefit of their respective shareholders to enter into a long-term relationship.

     NOW, THEREFORE, the parties agree as follows:

     1. Both Insynq and Bridge will diligently pursue an agreement for the funding and acquisition or merger of the organizations which both believe will substantially increase the value to their respective shareholders.

     2. This Letter of Intent is meant to be non-binding. The existence of this Letter of Intent is intended to be confidential and is not to be discussed with or disclosed to any third party, except (i) with the express prior written consent of the other party hereto, (ii) as may be required or appropriate in response to any summons, subpoena or discovery order or to comply with any applicable law, order, regulation or ruling or (iii) as the parties, or their designees, reasonably deem appropriate in order to conduct due diligence, title or other investigation relation to the contemplated transaction.

     3. Except for the agreement set forth in the Confidentiality paragraph above, this Letter of Intent shall not constitute an offer, a commitment letter or binding agreement but shall serve only as an aid for negotiation with respect to the definitive agreements. In the event that the definitive agreements are not entered into for any reason whatsoever, then no party shall have any obligation or liability to the other party, except for the obligations set forth in the Confidentiality paragraph.

     4. The term of this Letter of Intent shall be six (6) months. If no agreement as described in paragraph 1 above has been reached by June 1, 2001, this Letter of Intent shall no longer be valid as to either party.
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     The parties hereto agree on the terms set forth with the intent of further solidifying their relationship in a possible permanent status through acquisition or employment agreement of a long-term nature. The parties are duly authorized to affix their signatures hereto.


/s/ John P. Gorst                        /s/ K C Truby
--------------------                     -------------------------
Insynq, Inc.                             Bridge 21, Inc.

   CEO                                       President
--------------------------               -------------------------
Title                                    Title
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                                   AGREEMENT


     This Agreement is entered into by and between Insynq, Inc., a Delaware corporation (the "Insynq") and Bridge 21, Inc., a Wyoming corporation ("Bridge") as of November 11, 2000.

     WHEREAS, Insynq is an Application Service Provider ("ASP") based in Tacoma, Washington, and listed on the Nasdaq Bulletin Board under the symbol "ISNQ;" and

     WHEREAS, Bridge is a provider of QuickBooks training, account sales and marketing program in the accounting field using a seminar approach throughout the USA; and

     WHEREAS, Insynq has presented its service at Bridge's prior seminars with acceptable sales success; and

     WHEREAS, Bridge has regular seminars and a pilot online seminar program it wishes to implement.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Bridge has prepared a pilot program of various seminars targeting the Online accounting segment and Insynq has agreed to fund this program as a cost of $27,732, which includes mailing, bookkeeping, meals and travel.

     2. Bridge has four (4) seminars planned in San Francisco, Atlanta, Baltimore and Los Angeles and other cities in the future an Insynq agrees to pay a $3,000 promotional fee for each of these seminars and future seminars on a pre-approved basis.

     3.  Bridge has a current dues-paying membership of 120 accountants, to
which it wants to provide ASP desktops immediately.   Insynq will provide seats
to these members, and to additional members for a fee of $60.00 per month per member for the next twelve (12) months. Insynq will try to maintain these costs due to the marketing advantage it provides Insynq.

     4. Insynq shall pay Bridge a twenty percent (20%) commission on all sales generated through the relationship exclusive of software licensing fees paid directly to the licensor. These commission shall be due and payable to Bridge within thirty (30) days of receipt of payment from the customer.

     5. As an incentive to enter into this Agreement, Insynq agrees to pay Bridge additional compensation of thirty thousand (30,000) stock options to purchase the common stock of Insynq.

     6. Insynq and Bridge recognize the importance of the confidentiality of the client base and therefore agree that these names shall be protected under trade secret laws and neither
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party will directly or indirectly solicit these clients from any other business services other than those offered in the ordinary course of business. In consideration for the effort and expenses borne by both parties, neither party shall solicit the same type of business to the economic detriment of the other unless either party shall become insolvent, convicted of a felony or unable to perform the services provided under this Agreement.

     7. The term of this Agreement shall be six (6) months from the date of execution and continue on a month-to-month basis unless terminated by either party upon thirty (30) days' written notice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    INSYNQ, INC.


                                    By: /s/ John P. Gorst
                                       ------------------------
                                    Name:  John P. Gorst
                                         ----------------------
                                    Title:      CEO
                                          ---------------------

                                    BRIDGE 21, INC.


                                    By: /s/  K C Truby
                                       ------------------------
                                    Name:    K C Truby
                                         ----------------------
                                    Title:      President
                                          ---------------------